UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2015

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
At a regularly scheduled meeting of the Board of Directors (the “Board”) of M/I Homes, Inc. (the “Company”) held on February 17, 2015, Thomas D. Igoe, a director of the Company since 2000, informed the Board of his intention to retire from the Board at the expiration of his current term at the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) and not stand for re-election at the 2015 Annual Meeting. Following Mr. Igoe’s decision to retire from the Board and not stand for re-election at the 2015 Annual Meeting, the Board determined to move Michael P. Glimcher, another current director, from the class of directors with a term expiring at the 2016 Annual Meeting of Shareholders (the “2016 Class”) to the class of directors with a term expiring at the 2015 Annual Meeting (the “2015 Class”) to achieve a more equal balance of membership among the classes of directors. Accordingly, on February 17, 2015, Mr. Glimcher agreed to resign as a 2016 Class director and was immediately reappointed by the Board as a 2015 Class director. Mr. Glimcher continues to serve on the Board’s Nominating and Governance Committee. The resignation and reappointment of Mr. Glimcher was effected solely to rebalance the Board classes, and for all other purposes, including director compensation matters, Mr. Glimcher’s service on the Board is deemed to have continued uninterrupted. In connection with Mr. Igoe’s retirement, the Board also determined to reduce the number of directors that comprise the Board and the 2016 Class to nine (9) and three (3), respectively, effective as of the expiration of Mr. Igoe’s term as a director at the 2015 Annual Meeting. A copy of the press release announcing Mr. Igoe’s retirement and related matters is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
99.1	Press release dated February 20, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 20, 2015
M/I Homes, Inc.
By: /s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description of Document
99.1	Press release dated February 20, 2015